Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                             SUB-ITEM 77-0-11

                               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small-Cap
Growth Portfolio

1.   Name of Issuer:  Virgin Mobile

2.   Date of Purchase:  October 10, 2007

3.   Number of Securities Purchased:  	13,730

4.   Dollar Amount of Purchase:  $205,950

5.   Price Per Unit:  $15.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Lehman Brothers

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Lehman Brothers Inc.,  Merrill Lynch, Pierce, Fenner &
Smith Incorporated,  Bear, Stearns & Co. Inc.,  Raymond
James & Associates, Inc.,  Thomas Weisel Partners LLC.